INDEPENDENT AUDITORS' CONSENT


The Board of Directors
First United Bancorporation


     We consent to incorporation by reference into the registration statements (Nos. 33-23193 and 33-94282) on Form S-8 of First United Bancorporation of our report dated January 22, 1997, relating to the consolidated balance sheets of First United Bancorporation and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of First United Bancorporation.

                                    /s/ KPMG Peat Marwick LLP
                                    KPMG Peat Marwick LLP

Greenville, South Carolina
March 24, 1997